Claims Liabilities: Change in Estimates for Q1 2006 July 25, 2006 Exhibit 99.1

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Common Themes Across Markets
• Increased physician costs.
• Changes in member demographics.
• Injectible drug compounds avoided prior authorization
requirements when dosed in physician offices.
• Underestimation of inpatient bed day costs due primarily
to deteriorating conditions of complex cases.

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Indiana
$   3,690 Total
There is a significant increase in injectibles due to Synagis and Somatropin
(growth hormone).  Additionally, home infusion increased with new members receiving hemophilia blood factors.
1,066 Other
This increase is driven by an increase in labor/false labor. 100 Emergency
Department
The per member per month (PMPM) costs for professional services associated with primary care physicians who have been recently added to the network are significantly higher. A comparison of all professional services shows an increase in PMPM costs for all regions: 19% in Central; 11% in North and 21% in South.
Unit cost comparisons also show increases in all regions: 16% in Central, 9% in
North and 14% in South.
1,285 Professional
Physician
Increase in observation days, and an increase in tonsillectomies and other seasonal ENT procedures.
391 Hospital Outpatient
$636 relates to increased admissions and inpatient days; $212 relates to increased cost per day.
$     848 Hospital Inpatient
Comments Amount (in 000s)

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Texas
$   2,234 Total
Overall, Texas has seen an increase in the newborn and pregnant women aid categories, offset by a decline in the
SCHIP category.  As a result, deliveries and delivery related costs have increased.
Two catastrophic newborns significantly increased home health costs. 495 Other
121 Emergency Department
The increase in professional services is significantly attributable to an increase in the number of pregnancies/deliveries. Additionally, Synagis utilization increased approximately 40%, of which 62% of all utilization is being supplied in the physician office.
1,378 Professional Physician
This increase is attributable to utilization in the aggregate.  Specifically, there is a significant increase in imaging, operating room and anesthesia costs.
488 Hospital Outpatient
Favorable development $    (248) Hospital Inpatient
Comments Amount (in 000s)

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Process Improvements
In order to improve the medical claims liability estimatation process, we have or are in the process of implementing the following:
1. Retraining of nurses on bed day estimation process and system reporting.
2. Mandating daily rounds by staff nurses at significant hospitals.
3. Increased scrutiny of estimated remaining inpatient days required for complex cases by Medical Management and finance personnel.
4. Requiring all new hospital contracts to be evaluated prior to approval by the
Health Economics Unit and Health Plan Controllers.
5. Preparation of provider rate summaries by health plan that identify changes in contracted rates for all providers.
6. Face-to-face meetings between Health Plan Controllers, Plan Finance
Directors, Medical Management and Contracting to ensure most current information is used to evaluate unit cost estimates.
7. Staff enhancements.
8. Enhanced monthly review of member demographics by health plan.
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